                                                                 EXHIBIT (c)(9)

                                   AGREEMENT

        AGREEMENT made this 30th day of May, 1997, by and between STECK-VAUGHN PUBLISHING CORPORATION ("Steck-Vaughn") and HARCOURT GENERAL, INC. ("Harcourt") with reference to the following facts:

        1. In connection with its merger (the "Merger") with National Education Corporation ("NEC"), and related tender offer (the "Tender Offer") for shares of NEC's common stock, Harcourt will become the indirect owner of approximately 83% of the issued and outstanding common stock of Steck-Vaughn.

        2. Harcourt has requested the Board of Directors of Steck-Vaughn to approve Harcourt's acquisition of such interest in Steck-Vaughn for purposes of Section 203 of the Delaware General Corporation Law ("Section 203").

        3. The Board of Directors of Steck-Vaughn has indicated to Harcourt that it would not approve such acquisition in the absence of the agreement by Harcourt not to engage in any Business Combination (as defined in Section 203) with Steck-Vaughn for a period of three years from the date of the consummation of the Tender Offer, unless such Business Combination was approved by the vote of a committee of the Board of Directors comprised exclusively of Disinterested Directors (as defined) of Steck-Vaughn.

        4. In order to induce the Board of Directors of Steck-Vaughn to grant the aforesaid approval, Harcourt is willing to enter into the agreements contained herein.

        Accordingly, in consideration of the foregoing premises and mutual agreements contained herein, Harcourt and Steck-Vaughn agree as follows:

        1. Approval Of Harcourt's Acquisition Of Interest In Steck-Vaughn. The Board of Directors of Steck-Vaughn has approved Harcourt's acquisition of an indirect ownership interest of approximately 83% of Steck-Vaughn's common stock pursuant to the Tender Offer by reason of the adoption of the resolution annexed as Exhibit A hereto (the "Resolution"), which Resolution has not been rescinded or modified.

        2. Acquisition Only With Approval Of Disinterested Directors. For a three-year period ending on the third anniversary date of the consummation of the Tender Offer, Harcourt shall not consummate any Business Combination with Steck-Vaughn unless and until each of the following steps have been complied with:

                a. Any proposed Business Combination shall be submitted by Harcourt in writing to the Board of Directors of Steck-Vaughn;

                b. The Board of Directors of Steck-Vaughn shall appoint a committee of the Board (the "Committee") comprised solely of Disinterested Directors;

                c. The Committee may retain such financial and legal advisors as it deems necessary or desirable, at the sole cost and expense of Steck-Vaughn;

                d. The Business Combination shall not be consummated unless and until the Committee has affirmatively recommended its approval by the Board of Directors, finding that the terms of such Business Combination are fair to the shareholders of Steck-Vaughn, other than NEC and Harcourt; and

                e. The Business Combination is approved by a majority of the Steck-Vaughn Board, including a majority of the Disinterested Directors.

                In order to effectuate the foregoing during such three year period, Harcourt will cause Steck-Vaughn's Board to at all times have at least three Disinterested Directors and, subject to their willingness to serve, will invite the following outside directors (Messrs. Jaffe, Justiz, Klein and Lind) to serve initially as Disinterested Directors (which directors shall be compensated consistent with the compensation of outside directors of comparable public companies) and, if a Committee is formed, so long as such individuals remain Disinterested Directors, to constitute a majority of the members of such Committees.

                Harcourt acknowledges and agrees that the directors of Steck-Vaughn are acting within the scope of their responsibilities as Directors of Steck-Vaughn in connection with their actions in connection with this Agreement and adoption of the Resolution and that the Disinterested Directors of Steck-Vaughn shall be so acting in connection with any service on the Committee or consideration of any Business Combination and all such directors shall be entitled to indemnification and advance of expenses to the maximum extent permitted by applicable Delaware law and, absent a final non-appealable judicial determination that indemnification is not proper, such Directors shall be conclusively deemed to have met the applicable standard for such indemnification. If for any reason whatsoever indemnification by Steck-Vaughn is held not to be appropriate, Harcourt shall indemnify and hold harmless each of the Steck-Vaughn directors from and against all cost, loss, liability or expense (including attorneys' fees) arising out of or relating to their actions as directors in connection with this Agreement, adoption of the Resolution or the matters contemplated hereby if such director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of Steck-Vaughn and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director's conduct was unlawful.

                For purposes of this Agreement, the term "Disinterested Director" shall mean a member of the Board of Directors of Steck-Vaughn who is not an officer, director, employee or affiliate of Harcourt, NEC (after the Merger) or their respective affiliates, who does not have a direct or indirect material financial interest in Harcourt, NEC, or its affiliates, and who would be deemed to be an outside director qualified to serve on the audit committee of the corporation under the rules of the New York Stock Exchange.

        3. Third Party Beneficiaries. This Agreement is for the express benefit of the shareholders of Steck-Vaughn, other than NEC and for the express benefit of the Disinterested Directors of Steck-Vaughn, whether or not currently in office or elected or appointed to office during such three-year period and may be enforced by any of them.

        4. Miscellaneous. The Delaware Chancery Court shall have exclusive jurisdiction to determine the validity, rights and obligations of the parties hereto and the beneficiaries hereof. In connection with any such proceeding, the prevailing party will be entitled to recover attorneys' fees and costs. In connection with any action to enforce this Agreement by a Disinterested Director, Steck-Vaughn shall pay all costs incurred by such director, including attorneys' fees, for prosecuting or defending any such action. Such costs and fees shall not be recoverable by Steck-Vaughn absent a non-appealable judicial determination that such director did not act in good faith and in a manner he or she deemed to be in the best interests of the corporation. In addition, in connection with any litigation or proceeding, the Disinterested Director shall be entitled to be paid for their time as a witness or for depositions or trial preparation on a reasonable per diem basis.

        5. Harcourt Directors. Following consummation of the Tender Offer, if requested by Harcourt, and subject to complying with applicable requirements of the Securities and Exchange Commission, Steck-Vaughn and the Board of Directors of Steck-Vaughn shall promptly take all action necessary, including increasing the size of the Board of Directors, to cause a number of designees of Harcourt to be elected to the Steck-Vaughn Board of Directors such that the Harcourt designees will constitute a majority of the entire Board of Directors of Steck-Vaughn. In addition to the foregoing, following consummation of the Tender Offer, Steck-Vaughn and the Board of Directors of Steck-Vaughn shall promptly take all action necessary, including increasing the size of the Board of Directors, to cause a number of designees of Harcourt to be elected to the Steck-Vaughn Board of Directors such that the Harcourt designees will constitute half of the entire Board of Directors of Steck-Vaughn.

        6. No Inconsistent Actions. Harcourt agrees not to vote for any amendment to the certificate of incorporation or bylaws of Harcourt or Steck-Vaughn which is inconsistent with the terms of this agreement.

        7. Specific Performance and Injunctive Relief. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that the parties shall be entitled to an injunction to prevent breaches and to enforce specifically the terms and provisions hereof. Nothing in this paragraph shall exclude or limit any other remedies that the parties may be entitled to pursue at law or in equity.

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                        HARCOURT GENERAL, INC.


                                        By:  /s/  Eric P. Geller
                                            ---------------------------------
                                            Its: Senior Vice President and
                                                 General Counsel


                                        STECK-VAUGHN PUBLISHING CORPORATION


                                        By: /s/ Philip C. Maynard
                                            ---------------------------------
                                            Its: Vice President and Secretary
                                                 ----------------------------